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                                   EXHIBIT 11

                      DIODES INCORPORATED AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                         Year Ended December 31,
                                              ----------------------------------------------
BASIC                                            1997              1996              1995
                                              ----------        ----------        ----------
Net income for primary earnings
per share                                     $5,125,000        $2,965,000        $4,700,000
                                              ==========        ==========        ==========

Weighted average number of
common shares outstanding
during the year                                4,970,705         4,958,658         4,881,125
                                              ----------        ----------        ----------

Basic earnings per share                      $     1.03        $      .60        $      .96
                                              ==========        ==========        ==========


DILUTED
Weighted average number of
shares outstanding used in calculating
basic earnings per share                       4,970,705         4,958,658         4,881,125

Add additional shares issuable
upon exercise of stock options                   510,975           403,369           339,071
                                              ----------        ----------        ----------

Weighted average number of
shares used in calculating
diluted earnings per share                     5,481,680         5,362,027         5,220,196
                                              ==========        ==========        ==========

Diluted earnings per share                    $      .93        $      .55        $      .90
                                              ==========        ==========        ==========
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